Exhibit 10.8

LEASE

Between

1322956 B.C. LTD.

(the “Landlord”)

And

Club Versante Management Ltd.

(the “Tenant”)

Units 110, 115 & 605 – 8400 West Road, Richmond, British Columbia

(the “Premises”)

Lease

Re: Units 110, 115 & 605 – 8400 West Road, Richmond, British Columbia

Table of Contents

ARTICLE 1 — BASIC TERMS, DEFINITIONS		4
1.1	Basic Terms	4
1.2	Definitions	6

ARTICLE 2 — DEMISE AND TERM		8
2.1	Demise	8
2.2	Rentable Area	8
2.3	Term	8
2.4	Overholding	9

ARTICLE 3 — RENT		9
3.1	Covenant to Pay, Net Lease	9
3.2	Rental Taxes	9
3.3	Payment Method	9
3.4	Deposit.	10
3.5	Rent Past Due	10
3.6	Partial Periods	10

ARTICLE 4 — BASIC RENT		10
4.1	Basic Rent	10

ARTICLE 5 — ADDITIONAL RENT		10
5.1	Additional Rent.	10
5.2	Realty Taxes	11
5.3	Business and Other Taxes	11
5.4	Landlord’s Insurance Costs	12
5.5	Annual Readjustment of Additional Rent	12

ARTICLE 6 — UTILITIES AND BUILDING SYSTEMS		13
6.1	Payment for Utilities	13
6.2	Additional Utilities	13
6.3	No Overloading	13
6.4	No Liability	13
6.5	Building Systems	13

ARTICLE 7 — CONTROL AND OPERATION BY LANDLORD		14
7.1	Building Operation and Repair	14
7.2	Use of Common Areas.	14
7.3	Control of Common Areas and Building	14
7.4	Rules and Regulations, Bylaws and Easements	15

ARTICLE 8 — USE OF PREMISES		15
8.1	Use of the Premises	15
8.2	Conduct of Business	15
8.3	Observance of Law	16
8.4	Waste, Nuisance, Overloading	16

ARTICLE 9 — Strata Matters		17
9.1	Deemed Destruction	17
9.2	Implied Easements	17
9.3	Common Area Access	17
9.4	Common Area Alterations	17
9.5	Easements	18

ARTICLE 10 — MAINTENANCE, REPAIRS AND ALTERATIONS OF PREMISES		18
10.1	Tenant’s Obligations	18
10.2	Landlord’s Obligations	18
10.3	Inspection and Repair on Notice	18
10.4	Alterations	19
10.5	Signs	19
10.6	Construction Liens	20
10.7	Removal of Improvements and Fixtures	20
10.8	Surrender of Premises	21

ARTICLE 11 — INSURANCE AND INDEMNITY		21
11.1	Tenant’s Insurance	21
11.2	Landlord’s Insurance	22
11.3	Increase of Landlord’s Premiums	22
11.4	Tenant Indemnity	23
11.5	Mutual Release	23

ARTICLE 12 — ASSIGNMENT AND SUBLETTING		24
12.1	Assignment, Subletting	24
12.2	Landlord’s Consent	24
12.3	Requests for Consent	25
12.4	Change of Control	26
12.5	No Advertising	26
12.6	Assignment by Landlord	26
12.7	Status Certificate	26
12.8	Subordination and Non-Disturbance	27

ARTICLE 13 — QUIET ENJOYMENT		27
13.1	Quiet Enjoyment	27

ARTICLE 14 — DAMAGE AND DESTRUCTION		27
14.1	Damage or Destruction to Premises	27
14.2	Rights to Termination	27
14.3	Certificate Conclusive	28
14.4	Landlord’s Work	28
14.5	Expropriation	28

ARTICLE 15 — DEFAULT		29
15.1	Default and Right to Re-enter	29
15.2	Default and Remedies	30
15.3	Distress	31
15.4	Costs	31
15.5	Remedies Cumulative	31

ARTICLE 16 — GENERAL		32
16.1	Entry	32
16.2	Force Majeure	32
16.3	Effect of Waiver or Forbearance	32
16.4	Notices	33
16.5	Registration	33
16.6	Number, Gender, Effect of Headings	33
16.7	Severability, Subdivision Control	33
16.8	Entire Agreement	34
16.9	Successors and Assigns	34
16.10	Confidentiality and Personal Information	34
16.11	Counterpart	34

Schedule “A”	PLAN OF PREMISES
Schedule “B”	LEGAL DESCRIPTION
Schedule “C”	EXTENSION RIGHTS
Schedule “D”	STRATA RID

Lease

Units 110, 115 & 605 – 8400 West Road, Richmond, British Columbia

THIS LEASE made the _1 st_ day of Sep, 2021,

BETWEEN:

1322956 B.C. LTD. (Incorporation

No. BC1322956), a company duly incorporation pursuant to the laws of the Province of British Columbia, with a registered and records office at 1205-8400 west road Richmond British Columbia, V6X0S7

(the “Landlord”)

AND

Club Versante Management LTD. (Incorporation No. BC0987253, a company duly incorporation pursuant to the laws of the Province of British Columbia, with a registered office at Suite 500 – North Tower, 5811 Cooney Road, Richmond, British Columbia, V6X 3M1

(the “Tenant”)

WITNESSETH AS FOLLOWS:

ARTICLE 1 — BASIC TERMS, DEFINITIONS

1.1	Basic Terms

(a)	Landlord:	1322956 BC LTD.
	Address:	1205-8400 West Road Richmond BC V6X0S7

(b)	Tenant:	Club Versante Management LTD.
	Address:	5811 Cooney Road, Richmond, British Columbia, V6X 3M1

(c)	Property:	the Lands municipally known as 8400 West Road, Richmond, British Columbia.

(d)	Premises:	that portion of the Property illustrated in Schedule “A” and municipally known as Units 110, 115 & 605 – 8400 West Road, Richmond, British Columbia and legally described as in Schedule “B”.

(e)	Rentable Area of Premises: 10,300 square feet, as per Section 2.2

(f)	Term: 10 years, subject to Sections 2.3 and Section 2.4
Commencement Date: Oct 15, 2021, subject to Section 2.4
End of Term:	October 14, 2031, subject to Section 2.4

(g)	Basic Rent (Section 4.1):

	Period	Per Sq. Ft./Year	Per Year	Per Month

	October 15, 2021 to	$50.00	$170,000.00	14,166.67
	October 14, 2031

(h)	Permitted Use (Section 8.1): Commercial Use

(i)	Rent Deposit: in accordance with Section 3.4, the sum of $42,500.00 plus Goods and Services Tax (“GST”), shall be applied to Rent and Rental Taxes as they first come due hereunder in accordance with Section 3.4; and

(j)	Possession Date: as defined in Section 1.2(n).

(k)	Parking: FOUR (4) parking stalls available for the exclusive use of the Tenant and the Tenant’s invitees are as follows:

P2 - Parking Stall Nos. 50,51,52,53

on the common property of the Strata Plan (the “Parking”). The use of the Parking shall be subject to any bylaws, rules and regulations that the Landlord and the Strata Corporation may from time to time establish; and the easements registered against title to the Strata Plan which set out restrictions relating to the use of the Parking.

Extension Rights, if any: set out in Schedule C, if applicable

(l)	Fixturing Period: Three months commencing on October 15 2021 to Jan 14, 2022

(m)	Schedules forming part of this Lease:

Schedule “A” PLAN OF PREMISES
Schedule “B” LEGAL DESCRIPTION

(n)	Schedule “C” EXTENSION RIGHTS
Schedule “D” STRATA RIDER

1.2	Definitions

In this Lease, unless there is something in the subject matter or context inconsistent therewith, the following terms have the following respective meanings:

(a)	“Additional Rent” means any payments on account of Strata Charges, the Landlord’s insurance, payments on account of Realty Taxes, payments for utilities, and all other amounts, excluding Basic Rent and Rental Taxes, payable by the Tenant in accordance with the terms of this Lease.

(b)	“Basic Rent” means the basic rent payable by the Tenant pursuant to Section 4.1.

(c)	“Building” means the building on the Strata Plan in which the Premises is located.

(d)	“Building Systems” means:

(i)	the HVAC System and all other systems, services, installations and facilities from time to time installed in or servicing the Premises (or any portion thereof) including, but not limited to, the elevators and escalators and the following systems, services, installations and facilities: mechanical (including plumbing, sprinkler, drainage and sewage), electrical and other utilities, lighting, sprinkler, life safety (including fire prevention, communications, security and surveillance), computer (including environmental, security and lighting control), ice and snow melting, refuse removal, window washing, and music; and

(ii)	all machinery, appliances, equipment, apparatus, components, computer software and appurtenances forming part of or used for or in connection with any of such systems, services, installations and facilities including, but not limited to, boilers, motors, generators, fans, pumps, pipes, conduits, ducts, valves, wiring, meters and controls, and the structures and shafts housing and enclosing any of them.

(e)	“Commencement Date” is defined in Section 1.1(f).

(f)	“Common Areas” means so much of the Property for the time being comprised in the Strata Plan that is not comprised in any strata lot on the Strata Plan.

(g)	“Event of Default” is defined in Section 15.1.

(h)	“Fixturing Period” means the period, if any, set out in Section 1.1(m) granted to the Tenant for possession prior to the Commencement Date for the purpose of fixturing and improving the Premises.

(i)	“HVAC System” means all interior climate control (including heating, ventilating and air-conditioning) systems, installations, equipment and facilities in or servicing the Premises.

(j)	“Lands” means the lands described in Schedule “B” and all rights and easements which are or may hereafter be appurtenant thereto.

(k)	“Leasehold Improvements” means all fixtures, improvements, installations, alterations and additions from time to time made, erected or installed by or on behalf of the Tenant or any former occupant of the Premises, including doors, hardware, partitions (including moveable partitions) and wall-to-wall carpeting, but excluding trade fixtures and furniture and equipment not in the nature of fixtures.

(l)	“Mortgage” means any mortgage or other security against the Premises and/or the Landlord’s interest in this Lease, from time to time.

(m)	“Mortgagee” means the holder of any Mortgage from time to time. “Possession Date” means September 01, 2021.

(n)	“Premises” means the lands and premises identified in Section 1.1(d) and having the Rentable Area as set out in Section 1.1(e), and all rights and easements appurtenant thereto.

(o)	“Possession Date” means September 01, 2021.

(p)	“Property” means the development comprised of the lands and premises (including the improvements, buildings, fixtures and equipment, whether chattels or fixtures, but not including tenants’ fixtures, improvements or chattels) from time to time situate on the Lands described in Schedule “B”, municipally known as 8400 West Road, Richmond, British Columbia.

(q)	“Realty Taxes” means all real property taxes, rates, duties and assessments (including local improvement rates), impost charges or levies, whether general or special, that are levied, charged or assessed from time to time by any lawful authority, whether federal, provincial, municipal, school or otherwise, and any taxes payable by the Landlord which are imposed in lieu of, or in addition to, any such real property taxes, whether of the foregoing character or not, and whether or not in existence at the commencement of the Term, and any such real property taxes levied or assessed against the Landlord on account of its ownership of the Premises or its interest therein, but specifically excluding any taxes assessed on the income of the Landlord.

(r)	“Rent” means all Basic Rent and Additional Rent.

(s)	“Rentable Area of the Premises” means the area of the Premises in square feet as listed in Section 1.1(e).

(t)	“Rental Taxes” means any and all taxes or duties imposed on the Landlord or the Tenant measured by or based in whole or in part on the Rent payable under the Lease, whether existing at the date of this Lease or hereinafter imposed by any governmental authority, including, without limitation, Goods and Services Tax, value added tax, business transfer tax, retail sales tax, federal sales tax, excise taxes or duties, or any tax similar to any of the foregoing.

(u)	“Parking” has the meaning as defined in Section 1.1(k).

(v)	“Strata Charges” means all amounts from time to time assessed or levied by the Strata Corporation pursuant to its powers under the Strata Property Act then in force and pursuant to its powers under its rules, regulations and by-laws then in force, on the Landlord or on the Tenant in respect of the Premises.

(w)	“Strata Corporation” means The Owners, Strata Plan EPS5802 and the Council of that Strata Corporation.

(x)	“Strata Plan” means Strata Plan EPS5802, being all of the commercial strata lots and common property shown on the Strata Plan, including the strata lot which comprises the Premises.

(y)	“Term” means the period specified in Section 1.1(f) and, where the context requires, any renewal, extension or overholding thereof.

(z)	“Transfer” means an assignment of this Lease in whole or in part, a sublease of all or any part of the Premises, any transaction whereby the rights of the Tenant under this Lease or to the Premises are transferred to another person, any transaction by which any right of use or occupancy of all or any part of the Premises is shared with or conferred on any person, any mortgage, charge or encumbrance of this Lease or the Premises or any part thereof, or any transaction or occurrence whatsoever which has changed or will change the identity of the person having lawful use or occupancy of any part of the Premises.

(aa)	“Transferee” means any person or entity to whom a Transfer is or is to be made.

ARTICLE 2 — DEMISE AND TERM

2.1	Demise

In consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of the Tenant to be paid, observed and performed, the Landlord demises and leases to the Tenant and the Tenant rents from the Landlord the Premises. The Tenant accepts the Premises on an “as is” “where is” basis.

2.2	Rentable Area

Notwithstanding anything to the contrary herein, the Rentable Area of the Premises is deemed to be 3400 square feet as set out in Section 1.1(e), and Basic Rent shall be calculated and paid based on the Rentable Area of the Premises.

2.3	Term

The Term shall commence on the Commencement Date and shall run for the period set out in Section 1.1(f) and end on the date set out in Section 1.1(f), unless terminated earlier pursuant to the provisions of this Lease.

2.4	Overholding

If at the expiration of the initial Term or any subsequent renewal or extension thereof, the Tenant shall continue to occupy the Premises without further written agreement, there shall be no tacit renewal of this Lease, and the tenancy of the Tenant thereafter shall be from month to month only, and may be terminated by either party on one (1) month notice. Rent shall be payable in advance on the first day of each month equal to the sum of one hundred and fifty percent (150%) of the monthly instalment of Basic Rent payable during the last year of the Term and one-twelfth (1/12) of all Additional Rent charges provided for herein, determined in the same manner as if the Lease had been renewed, and all terms and conditions of this Lease shall, so far as applicable, apply to such monthly tenancy.

2.5	Fixturing Period

During the Fixturing Period provided for herein, all terms and conditions of this Lease shall apply, except the Tenant shall not be responsible for the payment of Basic Rent or Additional Rent, save and except the Tenant will be responsible for the payment of utilities.

ARTICLE 3 — RENT

3.1	Covenant to Pay, Net Lease

The Tenant covenants to pay Rent as provided in this Lease. It is the intention of the parties that the Rent provided to be paid shall be net to the Landlord and clear of all taxes, costs and charges arising from or relating to the Premises and that the Tenant shall pay, as Additional Rent, all charges, impositions and expenses of every nature and kind relating to the Premises (except the Landlord’s income taxes, and except as otherwise specifically provided) in the manner hereinafter provided, and the Tenant covenants with the Landlord accordingly.

3.2	Rental Taxes

The Tenant will pay to the Landlord the Rental Taxes assessed on: (a) the Rent; (b) the Landlord; and/or (c) the Tenant pursuant to the laws, rules and regulations governing the administration of the Rental Taxes by the authority having jurisdiction, and as such may be amended from time to time during the Term of this Lease or any extension thereof. The Rental Taxes shall not be deemed to be Additional Rent under this Lease, but may be recovered by the Landlord as though they were Additional Rent.

3.3	Payment Method

The Landlord may at any time, and from time to time, require the Tenant to provide to the Landlord either:

(a)	a series of monthly postdated cheques, each cheque in the amount of the monthly instalment of Rent; or

(b)	authorization and documentation required to automatically debit the Tenant’s bank account for such amounts.

In the event of any change in the estimates of Additional Rent, the Landlord may require a new series of monthly postdated cheques or new documentation (as applicable).

3.4	Deposit

Any deposit in the Landlord’s hands at the beginning of the Term shall be held by the Landlord without interest. The amount of the Rent Deposit described in Section 1.1(h) shall be applied to Rent and Rental Taxes as they fall due under this Lease.

3.5	Rent Past Due

If the Tenant fails to pay any Rent when the same is due and payable, such unpaid amount shall bear interest at the rate of twelve percent (12%) per annum (calculated monthly at the rate of one and one percent (1.0%)), such interest to be calculated from the time such Rent becomes due until paid by the Tenant.

3.6	Partial Periods

If the Term commences on any day other than the first day of the month or ends on any day other than the last day of the month, Rent for the fractions of a month at the commencement and at the end of the Term shall be calculated on a pro rata basis and shall be payable on the first day of the partial month.

ARTICLE 4 — BASIC RENT

4.1	Basic Rent

The Tenant covenants and agrees to pay, from and after the Fixturing Period, to the Landlord at the office of the Landlord, or to such other person or at such other location as the Landlord shall direct by notice in writing, in lawful money of Canada, without any prior demand therefor and without any deduction, abatement or set-off whatsoever as annual Basic Rent, the sum(s) set out in Section 1.1(g) of this Lease in equal monthly instalments in advance in the amounts set out in Section 1.1(g), on the ninth (9th) day of each and every month during the Term.

ARTICLE 5 — ADDITIONAL RENT

5.1	Additional Rent

(1)	In addition to the Basic Rent reserved in favour of the Landlord, the Tenant shall, throughout the Term, pay to the Landlord or as otherwise provided in this Lease, in lawful money of Canada, without any deduction, abatement or set-off whatsoever, as Additional Rent, the following costs incurred and attributable to the Premises:

(a)	all Strata Charges, unless the Tenant pays such Strata Charges directly to the Strata Corporation;

(b)	the costs of the Landlord’s insurance as provided herein;

(c)	all Realty Taxes levied, rated, charged or assessed on or in relation to the Premises;

(d)	all charges, costs, accounts and any other sums payable by reason of the supply of utilities and services to the Premises; and

(e)	all other sums, amounts, costs, cost escalations and charges specified in this Lease to be payable by the Tenant.

(2)	All of the payments set out in this Lease (other than Rental Taxes) shall constitute Basic Rent or Additional Rent, and shall be deemed to be and shall be paid as rent, whether or not any payment is payable to the Landlord or otherwise, and whether or not paid as compensation to the Landlord for expenses to which it has been put. The Landlord has all the rights against the Tenant for default in payment of Additional Rent that it has against the Tenant for default in payment of Basic Rent.

5.2	Realty Taxes

The Tenant shall pay to the Landlord, as Additional Rent, all Realty Taxes levied, rated, charged or assessed throughout the Term, on or in relation to the Premises, or any part thereof, in accordance with the following:

(a)	payment shall be due in equal monthly instalments over each calendar year or such shorter period as required such that the Landlord will have in its hands an amount sufficient to pay each instalment of Realty Taxes when due to the taxing authorities. Prior to the commencement of each year, the Landlord shall estimate the amount of such equal monthly instalments and notify the Tenant in writing of such estimate. From time to time during the year, the Landlord may re-estimate the amounts payable for such year, in which event the Landlord shall notify the Tenant in writing of such re-estimate and fix monthly instalments for the remaining balance of such year; and

(b)	if the Landlord so directs, the Tenant shall pay Realty Taxes directly to the taxing authorities. In that event, the Tenant shall make payment, on or before the due date, of each instalment and shall provide to the Landlord, on demand, evidence of payment in the form of receipted bills.

5.3	Business and Other Taxes

In each and every year during the Term, the Tenant shall pay as Additional Rent, discharge within fifteen (15) days after they become due, and indemnify the Landlord from and against payment of, and any interest or penalty in respect of, the following:

(a)	every tax, licence fee, rate, duty and assessment of every kind with respect to any business carried on by the Tenant in the Premises or by any subtenant, licensee, concessionaire or franchisee or anyone else, or in respect of the use or occupancy of the Premises by the Tenant, its subtenants, licensees, concessionaires or franchisees, or anyone else (other than such taxes as income, profits or similar taxes assessed on the income of the Landlord); and

(b)	all Realty Taxes in respect of tenant’s fixtures, Leasehold Improvements, equipment or facilities on or about the Premises, and any Realty Taxes occurring as a result of any reason peculiar to the Tenant.

5.4	Landlord’s Insurance Costs

The Tenant shall pay to the Landlord as Additional Rent all costs of the Landlord in maintaining its insurance as contemplated herein in accordance with the following:

(a)	Payment shall be due in equal monthly instalments, over each calendar year or such shorter period as required, such that the Landlord will have in its hands an amount sufficient to pay its insurance invoices. Prior to the commencement of each year, the Landlord shall estimate the amount of such equal monthly instalments and notify the Tenant in writing of such estimate. From time to time during the year, the Landlord may re-estimate the amounts payable for such year, in which event the Landlord shall notify the Tenant in writing of such re-estimate and fix monthly instalments for the remaining balance of such year; and

(b)	If the Landlord so directs, the tenant shall reimburse the Landlord for the cost of insurance on demand.

5.5	Annual Readjustment of Additional Rent

As soon as practicable after the expiration of each year, the Landlord shall make a final determination of the Realty Taxes and the other estimated Additional Rent based on the actual costs incurred therefor by the Landlord and shall notify the Tenant of such determination, providing reasonable details as to the breakdown and calculation thereof. If there has been a shortfall in the amounts payable by the Tenant for such period, the Tenant shall pay such shortfall within twenty (20) days after delivery of the Landlord’s notice. Any overpayment may be paid by the Landlord to the Tenant without interest, or credited to the Tenant’s account and held by the Landlord without interest, to be applied to payments falling due under this Lease. In the event of any dispute, the report of the Landlord’s auditor or accountant as to the Additional Rent shall be conclusive as to the amount thereof for any period to which such report relates. Neither the Landlord nor the Tenant may claim any adjustment on account of Additional Rent for any fiscal period more than two (2) years after the date of delivery of the statement for such period.

ARTICLE 6 — UTILITIES AND BUILDING SYSTEMS

6.1	Payment for Utilities

The Tenant shall pay promptly when due all charges, costs, accounts and any other sums payable by reason of the supply of the utilities and services to the Premises. The Tenant shall contract with and pay the supplier directly, unless such arrangements have been made by the Strata Corporation. The Tenant shall immediately advise the Landlord of any installations, appliances or machines used by the Tenant which consume or are likely to consume large amounts of electricity or other utilities and, on request, shall promptly provide the Landlord with a list of all installations, appliances and machines used in the Premises.

6.2	Additional Utilities

The Tenant shall make arrangements, at its own cost and expense, directly with the utility or service supplier in respect of any utilities and services not supplied by the Landlord or the Strata Corporation. The Tenant, at its own cost and expense, shall procure each and every permit, licence or other authorization required, and shall comply with the provisions of Article 10 of this Lease pertaining to any work required in respect of such additional utilities and services.

6.3	No Overloading

The Tenant will not install any equipment which would exceed or overload the capacity of the utility facilities in the Premises, Common Areas or Building or the electrical wiring and service in the Premises, Common Areas or Building, and agrees that if any equipment installed by the Tenant shall require additional utility facilities, such facilities shall be installed, if available, subject to prior written approval of the Strata Corporation (if necessary) and the Landlord, (which approval may not be unreasonably withheld) of such installations, at the Tenant’s sole cost and expense in accordance with plans and specifications to be approved in advance in writing by the Landlord and if necessary, the Strata Corporation.

6.4	No Liability

In no event shall the Landlord be liable for any injury to the Tenant, its employees, agents or invitees, or to the Premises, or to any property of the Tenant or anyone else, for any loss of profits or business interruption, indirect or consequential damages, or for any other costs, losses or damages of whatsoever kind arising from any interruption or failure in the supply of any utility or service to the Premises, Building or Common Areas.

6.5	Building Systems

The Tenant shall, throughout the Term, operate, maintain, repair, replace and regulate the Building Systems in such a manner as to maintain reasonable conditions of temperature and humidity within the Premises and so as to maintain the Building Systems in a good and working order.

ARTICLE 7 — CONTROL AND OPERATION BY LANDLORD

7.1	Building Operation and Repair

The Landlord shall (or shall cause the Strata Corporation to) operate, maintain and repair the Building, any Building Systems serving the Premises that are not the Tenant’s responsibility under Section 6.5 and any other service facilities not within or exclusively serving the Premises, to the extent required to keep the Building, equipment and facilities in a state of good repair and maintenance in accordance with normal property management standards for a similar building in the vicinity. For greater certainty:

(a)	the Landlord’s obligations shall not extend to any matters that are the responsibility of the Tenant herein; and

(b)	the Landlord shall (or shall cause the Strata Corporation to) promptly make all repairs to the structural components of the Building including, without limitation, the roof (including the roof membrane), interior concrete slab floors and exterior walls.

7.2	Use of Common Areas

The Tenant shall have the right of non-exclusive use, in common with others entitled thereto, for their proper and intended purposes, of those portions of the Common Areas on the Strata Plan intended for common use by tenants of the Building, provided that such use by the Tenant shall always be subject to such reasonable Rules and Regulations as the Landlord may from time to time determine; the bylaws, rules and regulations of the Strata Corporation; and the easements charging the lands within the Strata Plan. The Tenant and the employees of the Tenant and persons lawfully requiring communication with the Tenant shall have access to the Building only in accordance with the Landlord’s Rules and Regulations; the bylaws, rules and regulations of the Strata Corporation; the easements charging the lands within the Strata Plan; and other security requirements of the Landlord and the Strata Corporation.

7.3	Control of Common Areas and Building

(1)	The Tenant acknowledges that the Common Areas shall at all times be subject to the exclusive management and control of the Strata Corporation, and that the Strata Corporation may, in its operation of the Building, do any or all of the following: regulate, acting reasonably, all aspects of loading and unloading and delivery and shipping, and all aspects of garbage collection and disposal; designate employee parking areas or prohibit the Tenant and its employees from parking in or on certain areas on the Strata Plan; and do and perform such other acts in and to the Building as, using good business judgment, the Strata Corporation determines to be advisable for the proper operation of the Building.

(2)	The Landlord has no liability for any diminution or alteration of the Common Areas that occurs as a result of the Strata Corporation’s exercise of its rights. The Tenant shall not be entitled to compensation or a reduction or abatement of Rent for such diminution or alteration. Further, no such diminution or alteration of the Common Areas shall be deemed to be a constructive or actual eviction of the Tenant or a default by the Landlord of any obligation for quiet enjoyment contained in this Lease or provided at law.

7.4	Rules and Regulations, Bylaws and Easements

The Tenant and its employees and all persons visiting or doing business with it on the Premises shall be bound by and shall observe:

(1)	the Landlord’s Rules and Regulations as may be established and amended by the Landlord from time to time, of which notice in writing shall be given to the Tenant. All such Rules and Regulations shall be deemed to be incorporated into and form part of this Lease;

(2)	the bylaws, rules and regulations of the Strata Corporation as may be established and amended from time to time; and

(3)	the terms of the easements charging the lands within the Strata Plan, as they apply to the strata lot comprising the Premises.

ARTICLE 8 — USE OF PREMISES

8.1	Use of the Premises

The Tenant acknowledges that the Premises will be used solely for the purpose set out in Section 1.1(h), and for no other purpose.

8.2	Conduct of Business

(1)	The Tenant shall, throughout the Term, conduct continuously and actively the business set out in Section 1.1(h) in the Premises during Normal Business Hours and at no other time.

(2)	In the conduct by the Tenant of its business at the Premises, the Tenant shall: operate its business in a manner which is in keeping with the theme and nature of the entire Property; supply and maintain, or cause to be installed and maintained, adequate water, gas, sewage and electrical services within the Premises where the same are required for the proper operation thereof; and keep any show windows lighted and properly furnished with displays of a first-rate quality and arrangement during such hours as the Landlord may reasonably require.

(3)	Without limiting the generality of the foregoing or any other provision of this Lease, the Tenant shall neither use nor permit any part of the Premises to be used for or in connection with any of the following: the sale of second-hand goods, surplus articles, insurance salvage stock, fire sale stock, any damaged or defective merchandise, liquidation stock, bankruptcy stock or other distress or “end-of-line” stock; the sale of out-of-style, job lot, low quality or any inferior merchandise; any auction; a liquidation sale, bankruptcy sale, “going-out-of-business” sale, “moving” sale, “lease expiry” sale or any other similar sale; any “fire” sale, “smoke damage” sale or any other type of sale following or referring to any type of damage; an order office, a mail order office, or a store for the sale of merchandise through catalogues; or any vending machines or other coin-operated machines, entertainment or games machines or any other mechanical or electrical serving or dispensing machines or devices whatsoever unless expressly permitted in writing by the Landlord, in its sole discretion.

8.3	Observance of Law

The Tenant shall, at its own expense, comply with all laws, by-laws, ordinances, regulations and directives of the Strata Corporation and any public authority having jurisdiction affecting the Premises or the use or occupation thereof including, without limitation, police, fire and health regulations and requirements of the fire insurance underwriters. Without limiting the generality of the foregoing:

(a)	where, during the Term, the Tenant has, through its use or occupancy of the Premises, caused or permitted a release of a contaminant at, from or to the Premises, the Tenant shall immediately clean up such contaminant from the Premises, and any affected areas, at the Tenant’s expense;

(b)	on the termination of the Lease for any reason, the Tenant shall remove, at its expense, any contaminant or contamination which, through the Tenant’s use or occupancy of the Premises, it has brought to or created at the Premises; and

(c)	the Tenant shall, at the Tenant’s expense, comply with all environmental laws in respect of its use and occupation of the Premises, and the Tenant shall indemnify and save harmless the Landlord from and against any liabilities that the Landlord may suffer as a result of the Tenant’s violation of any environmental laws in respect of the Tenant’s use and occupation of the Premises.

8.4	Waste, Nuisance, Overloading

The Tenant shall not do or suffer any waste, damage, disfiguration or injury to the Property, Premises, Building or Common Areas, nor permit or suffer any overloading of the floors, roof deck, walls or any other part of the Property, Premises, Building or Common Areas, and shall not use or permit to be used any part of the Property, Premises, Building or Common Areas for any illegal or unlawful purpose or any dangerous, noxious or offensive trade or business, and shall not cause or permit any nuisance in, at or on the Property, Premises, Building or Common Areas. The Tenant shall also keep the Common Areas free from obstruction and free from the Tenant’s waste or other property.

ARTICLE 9 — Strata Matters

9.1	Deemed Destruction

If the Premises and the Building or either of them are deemed destroyed either by Special Resolution of the owners of the Strata Corporation or by Court declaration pursuant to the Strata Property Act, the Term of this Lease and the Tenant’s liability for Rent shall end as of the date of the deemed destruction and the Tenant shall vacate the Premises and surrender them to the Landlord, and the Tenant shall deliver to the Landlord or the Strata Corporation such consent or release as is required by the Registrar of the appropriate Land Title Office in order to release the interests of the Tenant in the Premises and permit an entry of the notice of the destruction to be made on the relevant strata plan.

9.2	Implied Easements

The Tenant acknowledges and agrees that the Premises are subject and entitled to the implied easements and ancillary rights and obligations set out in the Strata Property Act.

9.3	Common Area Access

During Normal Business Hours, the Landlord will permit the Tenant and the Tenant’s employees and visitors to have the use, in common with others, of the portions of the Common Areas required to access the Premises, including the main entrance and the stairways, corridors and elevators leading to the Premises. At times other than Normal Business Hours, the Tenant and the Tenant’s employees and visitors shall have access to the Building and to the Premises and the use of the elevators accessing the Premises by way of security access cards and in accordance with the rules and regulations of the Landlord and the Strata Corporation, as established by the Landlord and the Strata Corporation from time to time.

9.4	Common Area Alterations

The Landlord and the Strata Corporation shall have the right to decorate, make additions to and/or improvements or installations in and/or repairs to the Building and/or the Common Areas and in relation to any such additions, improvements, installations, or repairs, the Landlord or the Strata Corporation may cause such reasonable obstructions of and interference with the use or enjoyment of the Building, and/or the Common Areas as may be reasonably necessary for the purposes aforesaid and may interrupt or suspend the supply of electricity, water or other services when reasonably necessary and until said additions, improvements, installations, or repairs shall have been completed and there shall be no abatement in Rent unless the Tenant is unable to reasonably conduct its business operations from the Premises during the period of such additions, improvements, installations or repairs, nor shall the Landlord or the Strata Corporation be liable by reason thereof provided that all such additions, improvements, installations or repairs shall be made expeditiously as reasonably possible.

9.5	Easements

The Tenant acknowledges that the use and occupation of the strata lot comprising the Premises and the Common Areas are subject to certain easements registered against title to the strata lots within the Strata Plan, and the Tenant covenants and agrees not to cause the Landlord to breach any of the Landlord’s obligations under said easements.

ARTICLE 10 — MAINTENANCE, REPAIRS AND ALTERATIONS OF PREMISES

10.1	Tenant’s Obligations

(1)	The Tenant covenants to keep the Premises in a good and reasonable state of repair consistent with the general standards applicable to buildings of a similar nature in the vicinity of the Premises.

(2)	The Tenant shall not be responsible for any items that are within the Landlord’s obligations pursuant to Section 10.2 of this Lease.

(3)	The obligations of the Tenant include, without limitation, snow removal and pest control for the Premises, maintenance of the Premises, painting and decorating.

(4)	The Tenant shall promptly effect all repairs to the Property, Building, Common Areas or Premises necessitated by the Tenant’s negligence or wilful misconduct or the negligence or wilful misconduct of the Tenant’s agents, servants, contractors, invitees, employees or others for whom the Tenant is in law responsible.

(5)	The Tenant shall promptly advise the Landlord and the Strata Corporation of any damage to or dangerous condition in the Property, Building, Common Areas or Premises that the Tenant becomes aware of.

10.2	Landlord’s Obligations

The Landlord covenants to maintain and repair, or as a member of the Strata Corporation, to cause the Strata Corporation to maintain and repair, the structure and exterior of the Premises and the Common Areas.

10.3	Inspection and Repair on Notice

(1)	The Landlord or the Strata Corporation or their respective servants, agents and contractors shall be entitled to enter on the Premises at any time without notice for the purpose of making emergency repairs, and during Normal Business Hours, on reasonable prior written notice, for the purpose of inspecting and making repairs, alterations or improvements to the Premises, or for the purpose of having access to the under floor ducts, or to the access panels to mechanical shafts (which the Tenant agrees not to obstruct). The Tenant shall not be entitled to compensation for any inconvenience, nuisance or discomfort occasioned thereby.

(2)	The Landlord or the Strata Corporation, or their respective servants, agents and contractors may, at any time and from time to time, on reasonable prior written notice, enter on the Premises to remove any article or remedy any condition which, in the opinion of the Landlord or Strata Corporation, would likely lead to the cancellation of any policy of insurance. The Landlord will take reasonable precautions and attempt to schedule such work so as not to unreasonably interfere with the operation of the Tenant’s business and to minimize interference with the Tenant’s use and enjoyment of the Premises.

10.4	Alterations

(1)	The Tenant will not make or erect in or to the Premises any installations, alterations, additions or partitions without first submitting drawings and specifications to the Landlord and obtaining the Landlord’s prior written consent, which the Landlord shall not unreasonably withhold. The Tenant must further obtain the Landlord’s prior written consent to any change or changes in such drawings and specifications.

(2)	The Tenant will pay to the Landlord the Landlord’s reasonable out-of-pocket costs of having its architects approve such drawings and specifications and any changes.

(3)	Such work shall be performed by qualified contractors engaged by the Tenant (and approved by the Landlord), but in each case only under a written contract approved in writing by the Landlord and subject to all reasonable conditions which the Landlord may impose, provided nevertheless that the Landlord may, at its option, require that the Landlord’s contractors be engaged for any structural, mechanical or electrical work.

(4)	The Tenant shall submit to the Landlord’s reasonable supervision over construction and promptly pay to the Landlord’s or the Tenant’s contractors, as the case may be, when due, the cost of all such work and of all materials, labour and services involved therein and of all decoration and all changes to the Premises, its equipment or services, necessitated thereby.

(5)	The Tenant shall also, at its expense, obtain any necessary permits, consents and approvals from the City of Richmond and/or the Strata Corporation prior to making such alterations in or to the Premises and the Tenant shall make such alterations in accordance with the requirements of the City of Richmond and the Strata Corporation.

10.5	Signs

(1)	The Tenant shall, at its own expense, be permitted to install a sign on the exterior of the Premises, subject to the Landlord’s approval as to size, location, design, type and method of installation, which approval shall not be unreasonably withheld, and such installation shall be in accordance with any sign guidelines established by the Landlord from time to time.

(2)	The Tenant shall not install or otherwise display any additional sign on any part of the outside of the Premises of that is visible from the outside of the Premises without the prior consent of the Landlord, not to be unreasonably withheld.

(3)	The Tenant shall also, at its expense, obtain any necessary permits, consents and approvals from the City of Richmond and/or the Strata Corporation prior to installing any such sign, and the Tenant shall at its own expense, install, maintain, insure and remove such sign in accordance with the requirements of the City of Richmond and the Strata Corporation.

10.6	Construction Liens

If any construction or other lien or order for the payment of money shall be filed against the Premises or any part of the Strata Plan by reason of or arising out of any labour or material furnished to the Tenant or to anyone claiming through the Tenant, the Tenant, within five (5) days after receipt of notice of the filing thereof, shall cause the same to be discharged by bonding, deposit, payment, court order or otherwise. The Tenant shall defend all suits to enforce such liens or orders against the Tenant, at the Tenant’s sole expense. The Tenant indemnifies the Landlord against any expense or damage incurred as a result of such liens or orders.

10.7	Removal of Improvements and Fixtures

(1)	All Leasehold Improvements shall immediately on their placement become the Landlord’s property, without compensation to the Tenant. Except as otherwise agreed by the Landlord in writing, no Leasehold Improvements or trade fixtures shall be removed from the Premises by the Tenant, either during or on the expiry or earlier termination of the Term except that:

(a)	the Tenant may, during the Term, in the usual course of its business, remove its trade fixtures, provided that the Tenant is not in default under this Lease, and at the end of the Term, the Tenant shall remove its trade fixtures; and

(b)	the Tenant shall, at its sole cost, remove such of the Leasehold Improvements as the Landlord shall require to be removed, such removal to be completed on or before the end of the Term.

(2)	The Tenant shall, at its own expense, repair any damage caused to the Premises, common Area or the Building by the Leasehold Improvements or trade fixtures or the removal thereof. In the event that the Tenant fails to remove its trade fixtures prior to the expiry or earlier termination of the Term, such trade fixtures shall, at the option of the Landlord, become the property of the Landlord and may be removed from the Premises and sold or disposed of by the Landlord in such manner as it deems advisable. For greater certainty, the Tenant’s trade fixtures shall not include any Building Systems or light fixtures. Notwithstanding anything in this Lease, the Landlord shall be under no obligation to repair or maintain the Tenant’s installations.

10.8	Surrender of Premises

At the expiration or earlier termination of this Lease, the Tenant shall peaceably surrender and give up to the Landlord vacant possession of the Premises in the same condition and state of repair as the Tenant is required to maintain the Premises throughout the Term and in accordance with its obligations in Section 10.7.

ARTICLE 11 — INSURANCE AND INDEMNITY

11.1	Tenant’s Insurance

(1)	The Tenant shall, at its sole cost and expense, take out and maintain in full force and effect, at all times throughout the Term, the following insurance:

(a)	“All Risks” insurance on property of every description and kind owned by the Tenant, or for which the Tenant is legally liable, or which is installed by or on behalf of the Tenant, within the Premises or on the Property, including, without limitation, stock-in-trade, furniture, equipment, partitions, trade fixtures and Leasehold Improvements, in an amount not less than the full replacement cost thereof from time to time;

(b)	general liability and property damage insurance, including personal liability, contractual liability, tenants’ legal liability, non-owned automobile liability, and owners’ and contractors’ protective insurance coverage with respect to the Premises, which coverage shall include the business operations conducted by the Tenant and any other person on the Premises. Such policies shall be written on a comprehensive basis with coverage for any one occurrence or claim of not less than five million dollars ($5,000,000) or such higher limits as the Landlord may reasonably require from time to time;

(c)	when applicable, broad form comprehensive boiler and machinery insurance on a blanket repair and replacement basis, with limits for each accident in an amount not less than the full replacement costs of the property, with respect to all boilers and machinery owned or operated by the Tenant or by others (other than the Landlord) on behalf of the Tenant in the Premises or relating to or serving the Premises;

(d)	business interruption insurance in an amount sufficient to cover the Tenant’s Rent for a period of not less than twelve (12) months;

(e)	plate glass insurance with respect to all glass windows and glass doors in or on the Premises for the full replacement value thereof; and

(f)	such other forms of insurance as may be reasonably required by the Landlord, the Strata Corporation and any Mortgagee from time to time.

(2)	All such insurance shall be with insurers and shall be on such terms and conditions as the Landlord reasonably approves. The insurance described in Sections 11.1(1)(a) and 11.1(1)(c) shall name as loss payee the Landlord and anyone else with an interest in the Premises from time to time designated in writing by the Landlord, and shall provide that any proceeds recoverable in the event of damage to Leasehold Improvements shall be payable to the Landlord. The insurance described in Sections 11.1(1)(b) and 11.1(1)(d) shall name as an additional insured the Landlord and anyone else with an interest in the Premises from time to time designated in writing by the Landlord. The Landlord agrees to make available such proceeds toward repair or replacement of the insured property if this Lease is not terminated pursuant to the terms of this Lease. All public liability insurance shall contain a provision for cross-liability or severability of interest as between the Landlord and the Tenant.

(3)	All of the foregoing property policies shall contain a waiver of any right of subrogation or recourse by the Tenant’s insurers against the Landlord or the Landlord’s mortgagees, their contractors, agents and employees, whether or not any loss is caused by the act, omission or negligence of the Landlord, its mortgagees, their contractors, agents or employees. The Tenant shall obtain from the insurers under such policies undertakings to notify the Landlord in writing at least thirty (30) days prior to any cancellation thereof. The Tenant shall furnish to the Landlord on written request, certificates of all such policies. The Tenant agrees that if it fails to take out or to keep in force such insurance or if it fails to provide a certificate of every policy and evidence of continuation of coverage as herein provided, the Landlord shall have the right to take out such insurance and pay the premium therefor and, in such event, the Tenant shall pay to the Landlord the amount paid as premium plus fifteen percent (15%), which payment shall be deemed to be Additional Rent payable on the first day of the next month following payment by the Landlord.

11.2	Landlord’s Insurance

To the extent that such insurance is not maintained by the Strata Corporation, the Landlord shall provide and maintain insurance on the Premises against loss, damage or destruction caused by fire and extended perils under a standard extended form of fire insurance policy in such amounts and on such terms and conditions as would be carried by a prudent owner of a similar building, having regard to the size, age and location of the Premises. The amount of insurance to be obtained shall be determined at the sole discretion of the Landlord. The Landlord may maintain such other insurance in respect of the Premises and its operation and management as the Landlord determines, acting reasonably. The Tenant shall not be an insured under the policies with respect to the Landlord’s insurance, nor shall it be deemed to have any insurable interest in the property covered by such policies, or any other right or interest in such policies or their proceeds.

11.3	Increase of Landlord’s Premiums

(1)	The Tenant covenants not to do or omit or permit to be done or omitted upon the Premises or the Common Areas anything whereby any policy of insurance effected by the Strata Corporation, Landlord or the Tenant pursuant to this Lease may be invalidated, or the coverage thereunder reduced, and will immediately upon notice from the Landlord remedy the condition giving rise to the invalidation or threatened invalidation or reduction in coverage and in default the Landlord may at its option either cancel this Lease or enter the Premises and remedy the condition, and the costs occasioned thereby shall be paid to the Landlord by the Tenant immediately on demand.

(2)	If the occupancy of the Premises, the conduct of business in the Premises, or any acts or omissions of the Tenant in the Premises, the Common Areas, the Building or any part thereof causes or results in any increase in premiums for the insurance carried from time to time by the Landlord or the Strata Corporation with respect to the Premises, the Tenant shall pay any such increase in premiums as Additional Rent forthwith after invoices for such additional premiums are rendered by the Landlord. In determining whether increased premiums are caused by or result from the use and occupancy of the Premises, a schedule issued by the organization computing the insurance rate on the Premises showing the various components of such rate shall be conclusive evidence of the several items and charges which make up such rate. The Tenant shall comply promptly with all requirements and recommendations of the Landlord or the Strata Corporation’s insurer, or of any insurer now or hereafter in effect, pertaining to or affecting the Premises.

11.4	Tenant Indemnity

The Tenant shall indemnify the Landlord and save it harmless from any and all losses or claims, actions, demands, liabilities and expenses in connection with loss of life, personal injury and/or damage to or loss of property:

(a)	arising out of any occurrence in or about the Premises;

(b)	occasioned or caused wholly or in part by any act or omission of the Tenant or anyone for whom it is in law responsible; or

(c)	arising from any breach by the Tenant of any provision of this Lease.

11.5	Mutual Release

(1)	Each of the Landlord and the Tenant releases the other and waives all claims against the other and those for whom the other is in law responsible with respect to occurrences insured against or required to be insured against by the releasing party, whether any such claims arise as a result of the negligence or otherwise of the other or those for whom it is in law responsible, subject to the following:

(a)	such release and waiver shall be effective only to the extent of proceeds of insurance received by the releasing party or proceeds which would have been received if the releasing party had obtained all insurance required to be obtained by it under this Lease (whichever is greater) and, for this purpose, deductible amounts under the Tenant’s insurance (but not the Landlord’s) shall be deemed to be proceeds of insurance received; and

(b)	to the extent that both parties have insurance or are required to have insurance for any occurrence, the Tenant’s insurance shall be primary.

(2)	Notwithstanding the foregoing or anything else herein contained, in no event, whether or not the result of the wilful act or the gross negligence of the Landlord, its agents, officers, employees or others for whom it is legally responsible, and irrespective of any insurance that may or may not be carried or required to be carried, shall the Landlord be liable for:

(a)	damage to property of the Tenant or others located on the Premises;

(b)	any injury or damage to persons or property resulting from fire, explosion, steam, water, rain, snow or gas which may leak into or issue or flow from any part of the Premises or from the water, steam or drainage pipes or plumbing works of the Premises or from any other place or quarter;

(c)	any damage caused by or attributable to the condition or arrangement of any electrical or other wiring; or

(d)	any indirect or consequential damages suffered by the Tenant.

ARTICLE 12 — ASSIGNMENT AND SUBLETTING

12.1	Assignment, Subletting

The Tenant shall not effect any Transfer without the prior written consent of the Landlord, whose consent may be arbitrarily withheld. No consent to any Transfer shall relieve the Tenant from its obligation to pay Rent and to perform all of the covenants, terms and conditions herein contained. In the event of a Transfer, the Landlord may collect Rent or sums on account of Rent from the Transferee and apply the net amount collected to the Rent payable hereunder, but no such Transfer or collection or acceptance of the Transferee as tenant, shall be deemed to be a waiver of this covenant.

12.2	Landlord’s Consent

(1)	If the Tenant desires to effect a Transfer, then and so often as such event shall occur, the Tenant shall make its request to the Landlord in writing. The Tenant’s request shall contain the information required by Section 12.3 of this Lease. The Landlord shall, within fourteen (14) days after receipt of such request, notify the Tenant in writing either that:

(a)	the Landlord consents or does not consent, as the case may be; or

(b)	the Landlord elects to cancel and terminate this Lease if the request is to assign the Lease or to sublet or otherwise transfer all of the Premises or, if the request is to sublet or otherwise transfer a portion of the Premises only, to cancel and terminate this Lease with respect to such portion.

(2)	If the Landlord elects to cancel this Lease as aforesaid and so advises the Tenant in writing, the Tenant shall then notify the Landlord in writing within fifteen (15) days thereafter of the Tenant’s intention either to refrain from such Transfer or to accept the cancellation of the Lease (in whole or in part, as the case may be). Failure of the Tenant to deliver notice to the Landlord within such fifteen (15) day period advising of the Tenant’s desire to refrain from such Transfer shall be deemed to be an acceptance by the Tenant of the Landlord’s cancellation of this Lease (in whole or in part, as the case may be).

(3)	Any cancellation of this Lease pursuant to this Section 12.2 shall be effective on the later of the date originally proposed by the Tenant as being the effective date of the Transfer and the last day of the month sixty (60) days following the date of the Landlord’s notice to cancel this Lease.

12.3	Requests for Consent

Requests by the Tenant for the Landlord’s consent to a Transfer shall be in writing and shall be accompanied by the name, address, telephone numbers, business experience, credit and financial information and banking references of the Transferee, and shall include a true copy of the document evidencing the proposed Transfer, and any agreement relating thereto. The Tenant shall also provide such additional information pertaining to the Transferee as the Landlord may reasonably require. The Landlord’s consent shall be conditional on the following:

(a)	the Tenant remaining fully liable to pay Rent and to perform all of the covenants, terms and conditions herein contained;

(b)	the Landlord being satisfied, acting reasonably, with the financial ability and good credit rating and standing of the Transferee and the ability of the Transferee to carry on the permitted use;

(c)	the Tenant having regularly and duly paid Rent and performed all the covenants contained in this Lease;

(d)	the Landlord being satisfied, acting reasonably, that the Transfer will not result in the Landlord being in breach of any covenants, restrictions or commitments given by the Landlord to other tenants or any other party;

(e)	the Transferee having entered into an agreement with the Landlord agreeing to be bound by all of the terms, covenants and conditions of this Lease;

(f)	the Tenant paying to the Landlord, prior to receiving such consent, an administrative fee and all reasonable legal fees and disbursements incurred by the Landlord in connection with the Transfer;

(g)	the Tenant paying to the Landlord, as Additional Rent, all excess rent and other profit earned by the Tenant in respect of the Transfer; and

(h)	the Landlord receiving sufficient information from the Tenant or the Transferee to enable it to make a determination concerning the matters set out above.

12.4	Change of Control

Any transfer or issue by sale, assignment, bequest, inheritance, operation of law, or other disposition, or by subscription, of any part or all of the corporate shares of the Tenant or any other corporation which would result in any change in the effective direct or indirect control of the Tenant, shall be deemed to be a Transfer, and the provisions of this Article 12 shall apply mutatis mutandis. The Tenant shall make available to the Landlord or its lawful representatives such books and records for inspection at all reasonable times in order to ascertain whether there has, in effect, been a change in control. This provision shall not apply if the Tenant is a public company or is controlled by a public company listed on a recognized stock exchange and such change occurs as a result of trading in the shares of a corporation listed on such exchange.

12.5	No Advertising

The Tenant shall not advertise that the whole or any part of the Premises is available for assignment or sublease, and shall not permit any broker or other person to do so unless the text and format of such advertisement is approved in writing by the Landlord. No such advertisement shall contain any reference to the rental rate of the Premises.

12.6	Assignment by Landlord

In the event of the sale or lease by the Landlord of its interest in the Premises or any part or parts thereof, and in conjunction therewith the assignment by the Landlord of this Lease or any interest of the Landlord herein, the Landlord shall be relieved of any liability under this Lease in respect of matters arising from and after such assignment.

12.7	Status Certificate

The Tenant shall, on ten (10) days notice from the Landlord, execute and deliver to the Landlord and/or as the Landlord may direct a statement as prepared by the Landlord in writing certifying the following:

(a)	that this Lease is unmodified and in full force and effect, or, if modified, stating the modifications and that the same is in full force and effect as modified;

(b)	the amount of the Basic Rent then being paid;

(c)	the dates to which Basic Rent, by instalments or otherwise, and Additional Rent and other charges hereunder have been paid;

(d)	whether or not there is any existing default on the part of the Landlord of which the Tenant has notice; and

(e)	any other information and particulars as the Landlord may reasonably request.

12.8	Subordination and Non-Disturbance

This Lease and all of the rights of the Tenant hereunder are and shall at all times be subject and subordinate to any and all Mortgages and any renewals or extensions thereof now or hereinafter in force against the Premises. Upon the request of the Landlord, the Tenant shall promptly subordinate this Lease and all its rights hereunder in such form or forms as the Landlord may require to any such Mortgage or Mortgages, and to all advances made or hereinafter to be made on the security thereof and will, if required, attorn to the holder thereof. No subordination by the Tenant shall have the effect of permitting a Mortgagee to disturb the occupation and possession by the Tenant of the Premises or of affecting the rights of the Tenant pursuant to the terms of this Lease, provided that the Tenant performs all of its covenants, agreements and conditions contained in this Lease and contemporaneously executes a document of attornment as required by the Mortgagee.

ARTICLE 13 — QUIET ENJOYMENT

13.1	Quiet Enjoyment

The Tenant, on paying the Rent hereby reserved, and performing and observing the covenants and provisions herein required to be performed and observed on its part, shall peaceably enjoy the Premises for the Term.

ARTICLE 14 — DAMAGE AND DESTRUCTION

14.1	Damage or Destruction to Premises

(1)	If the Premises or any portion thereof are damaged or destroyed by fire or by other casualty, Rent shall abate in proportion to the area of that portion of the Premises which, in the opinion of the Landlord’s architect or professional engineer, is thereby rendered unfit for the purposes of the Tenant until the Premises are repaired and rebuilt, and the Landlord shall (or shall cause the Strata Corporation to) repair and rebuild the Premises.

(2)	The Landlord’s obligation to repair and rebuild shall not include the obligation to repair and rebuild any chattel, fixture, leasehold improvement, installation, addition or partition in respect of which the Tenant is required to maintain insurance hereunder, or any other property of the Tenant.

(3)	Rent shall recommence to be payable one (1) day after the Landlord notifies the Tenant that the Tenant may reoccupy the Premises for the purpose of undertaking its work.

14.2	Rights to Termination

Notwithstanding Section 14.1, if the Premises and the Building, or either of them, are so damaged that the Landlord or the Strata Corporation decides not to restore them, the Landlord shall within sixty (60) days after the fire or other casualty give to the Tenant a notice in writing of such decision, and thereupon the Term of this Lease shall end, and the Tenant shall vacate the Premises and surrender them to the Landlord, but if the Premises were untenantable during such period the Tenant’s liability for Rent shall cease as of the day following the fire or other casualty.

14.3	Certificate Conclusive

Any decisions regarding the extent to which the Premises or any portion of the Property has become unfit for use shall be made by an architect or professional engineer appointed by the Landlord, whose decision shall be final and binding on the parties.

14.4	Landlord’s Work

In performing any reconstruction or repair, the Landlord may effect changes to the Premises and its equipment and systems. The Landlord shall have no obligation to grant to the Tenant any Tenant’s allowances to which it may have been entitled at the beginning of the Term, and shall have no obligation to repair any damage to Leasehold Improvements or the Tenant’s fixtures.

14.5	Expropriation

(1)	If at any time during the Term any public body or paramount authority shall take or expropriate the whole or a portion of the Premises, then the following provisions shall apply:

(a)	if such expropriation or compulsory taking does not materially affect the Tenant’s use or enjoyment of the Premises, then the whole of the compensation awarded or settled, whether fixed by agreement or otherwise, shall be paid or received by the Landlord, and the Tenant assigns, transfers and sets over unto the Landlord all of the right, title and interest of the Tenant therein and thereto, and this Lease shall thereafter continue in effect with respect to the remainder of the Premises, without abatement or adjustment of Rent; and

(b)	if such expropriation or compulsory taking does materially affect the Tenant’s use or enjoyment of the Premises, then, at the Landlord’s option:

(i)	this Lease shall be deemed to terminate and the Term shall terminate on the date on which the expropriating or taking authority requires possession of the lands so expropriated or taken; or

(ii)	the Premises shall be adjusted to exclude the area so taken, the Landlord shall complete any work required to the Premises as a result of such taking (excluding any work relating to any chattel, fixture, leasehold improvement, installation, addition or partition in respect of which the Tenant is required to maintain insurance hereunder, or any other property of the Tenant) and the Rent shall be adjusted if the Rentable Area of the Premises changes as a result of such taking.

In either event, the Landlord shall be entitled to receive the entire compensation awarded or settlement, whether fixed by agreement or otherwise, save and except for the portion thereof that is specifically awarded or allocated in respect of the leasehold improvements or other interests of the Tenant.

(2)	The Landlord and the Tenant will cooperate with each other regarding any expropriation of the Premises or any part thereof so that each receives the maximum award to which it is entitled at law.

ARTICLE 15 — DEFAULT

15.1	Default and Right to Re-enter

Any of the following constitutes an Event of Default under this Lease:

(a)	any Rent due is not paid within five (5) days after notice in writing from the Landlord to the Tenant;

(b)	the Tenant has breached any of its obligations in this Lease and, if such breach is capable of being remedied and is not otherwise listed in this Section 15.1, after notice in writing from the Landlord to the Tenant:

(i)	the Tenant fails to remedy such breach within ten (10) days (or such shorter period as may be provided in this Lease); or

(ii)	if such breach cannot reasonably be remedied within ten (10) days (or such shorter period), the Tenant fails to commence to remedy such breach within ten (10) days of such breach, or thereafter fails to proceed diligently to remedy such breach;

(c)	the Tenant or any Indemnifier becomes bankrupt or insolvent or takes the benefit of any statute for bankrupt or insolvent debtors or makes any proposal, an assignment or arrangement with its creditors, or any steps are taken or proceedings commenced by any person for the dissolution, winding-up or other termination of the Tenant’s existence or the liquidation of its assets;

(d)	a trustee, receiver, receiver/manager or a person acting in a similar capacity is appointed with respect to the business or assets of the Tenant or any Indemnifier;

(e)	the Tenant or any Indemnifier makes a sale in bulk of all or a substantial portion of its assets, other than in conjunction with an assignment or sublease approved by the Landlord;

(f)	this Lease or any of the Tenant’s assets are taken under a writ of execution and such writ is not stayed or vacated within fifteen (15) days after the date of such taking;

(g)	the Tenant makes an assignment or sublease, other than in compliance with the provisions of this Lease;

(h)	the Tenant abandons or attempts to abandon the Premises or the Premises become vacant or substantially unoccupied for a period of ten (10) consecutive days or more, without the consent of the Landlord;

(i)	the Tenant moves or commences, attempts or threatens to move its trade fixtures, chattels and equipment out of the Premises; or

(j)	any insurance policy covering any part of the Premises is, or is threatened to be, cancelled or adversely changed (including a substantial premium increase) as a result of any action or omission by the Tenant or any person for whom it is legally responsible.

15.2	Default and Remedies

If and whenever an Event of Default occurs, then, without prejudice to any other rights which it has pursuant to this Lease or at law, the Landlord shall have the following rights and remedies, which are cumulative and not alternative:

(a)	to terminate this Lease by notice to the Tenant or to re-enter the Premises and repossess them and, in either case, enjoy them as of its former estate, and to remove all persons and property from the Premises and store such property at the expense and risk of the Tenant or sell or dispose of such property in such manner as the Landlord sees fit without notice to the Tenant. If the Landlord enters the Premises without notice to the Tenant as to whether it is terminating this Lease under this Section 15.2(a) or proceeding under Section 15.2(b) or any other provision of this Lease, the Landlord shall be deemed to be proceeding under Section 15.2(b), and the Lease shall not be terminated, nor shall there be any surrender by operation of law, but the Lease shall remain in full force and effect until the Landlord notifies the Tenant that it has elected to terminate this Lease. No entry by the Landlord during the Term shall have the effect of terminating this Lease without notice to that effect to the Tenant;

(b)	to enter the Premises as agent of the Tenant to do any or all of the following:

(i)	relet the Premises for whatever length and on such terms as the Landlord, in its discretion, may determine and to receive the rent therefor;

(ii)	take possession of any property of the Tenant on the Premises, store such property at the expense and risk of the Tenant, and sell or otherwise dispose of such property in such manner as the Landlord sees fit without notice to the Tenant;

(iii)	make alterations to the Premises to facilitate their reletting; and

(iv)	apply the proceeds of any such sale or reletting first, to the payment of any expenses incurred by the Landlord with respect to any such reletting or sale, second, to the payment of any indebtedness of the Tenant to the Landlord other than Rent, and third, to the payment of Rent in arrears, with the residue to be held by the Landlord and applied to payment of future Rent as it becomes due and payable, provided that the Tenant shall remain liable for any deficiency to the Landlord;

(c)	to remedy or attempt to remedy any default of the Tenant under this Lease for the account of the Tenant and to enter on the Premises for such purposes. No notice of the Landlord’s intention to remedy or attempt to remedy such default need be given to the Tenant unless expressly required by this Lease, and the Landlord shall not be liable to the Tenant for any loss, injury or damages caused by acts of the Landlord in remedying or attempting to remedy such default. The Tenant shall pay to the Landlord all expenses incurred by the Landlord in connection therewith;

(d)	to recover from the Tenant all damages, costs and expenses incurred by the Landlord as a result of any default by the Tenant including, if the Landlord terminates this Lease, any deficiency between those amounts which would have been payable by the Tenant for the portion of the Term following such termination and the net amounts actually received by the Landlord during such period of time with respect to the Premises; and

(e)	to recover from the Tenant the full amount of the current month’s Rent together with the next three (3) months’ instalments of Rent, all of which shall immediately become due and payable as accelerated rent.

15.3	Distress

Notwithstanding any provision of this Lease or any provision of any applicable legislation, none of the goods and chattels of the Tenant on the Premises at any time during the Term shall be exempt from levy by distress for Rent in arrears, and the Tenant waives any such exemption. If the Landlord makes any claim against the goods and chattels of the Tenant by way of distress, this provision may be pleaded as an estoppel against the Tenant in any action brought to test the right of the Landlord to levy such distress.

15.4	Costs

The Tenant shall pay to the Landlord all damages, costs and expenses (including, without limitation, all legal fees on a solicitor and client basis) incurred by the Landlord in enforcing the terms of this Lease, or with respect to any matter or thing which is the obligation of the Tenant under this Lease, or in respect of which the Tenant has agreed to insure or to indemnify the Landlord.

15.5	Remedies Cumulative

Notwithstanding any other provision of this Lease, the Landlord may from time to time resort to any or all of the rights and remedies available to it in the event of any default hereunder by the Tenant, either by any provision of this Lease, by statute or common law, all of which rights and remedies are intended to be cumulative and not alternative. The express provisions contained in this Lease as to certain rights and remedies are not to be interpreted as excluding any other or additional rights and remedies available to the Landlord by statute or common law.

ARTICLE 16 — GENERAL

16.1	Entry

(1)	The Landlord shall be entitled at any time during the last six (6) months of the Term:

(a)	without notice to or consent by the Tenant, to place on the exterior of the Premises, the Landlord’s usual notice(s) that the Premises are for rent; and

(b)	on reasonable prior notice, to enter on the Premises for the purpose of exhibiting same to prospective tenants.

(2)	The Landlord may enter the Premises at any time during the Term on reasonable notice for the purpose of exhibiting the Premises to prospective Mortgagees and/or purchasers or for the purpose of inspecting the Premises. The Landlord shall have the right to place on the Premises a “for sale” sign of reasonable dimensions.

16.2	Force Majeure

Notwithstanding any other provision contained herein, in the event that either the Landlord or the Tenant should be delayed, hindered or prevented from the performance of any act required hereunder by reason of any unavoidable delay, including strikes, lockouts, unavailability of materials, inclement weather, acts of God or any other cause beyond its reasonable care and control, but not including insolvency or lack of funds, then performance of such act shall be postponed for a period of time equivalent to the time lost by reason of such delay. The provisions of this Section 16.2 shall not under any circumstances operate to excuse the Tenant from prompt payment of Rent and/or any other charges payable under this Lease.

16.3	Effect of Waiver or Forbearance

No waiver by any party of any breach by any other party of any of its covenants, agreements or obligations contained in this Lease shall be or be deemed to be a waiver of any subsequent breach thereof or the breach of any other covenants, agreements or obligations nor shall any forbearance by any party to seek a remedy for any breach by any other party be a waiver by the party so forbearing of its rights and remedies with respect to such breach or any subsequent breach. The subsequent acceptance of Rent by the Landlord shall not be deemed a waiver of any preceding breach by the Tenant of any term, covenant or condition regardless of the Landlord’s knowledge of such preceding breach at the time of the acceptance of such Rent. All Rent and other charges payable by the Tenant to the Landlord hereunder shall be paid without any deduction, set-off or abatement whatsoever, and the Tenant waives the benefit of any statutory or other right in respect of abatement or set-off in its favour at the time hereof or at any future time.

16.4	Notices

(1)	Any notice, delivery, payment or tender of money or document(s) to the parties hereunder may be delivered personally or sent by prepaid registered or certified mail or prepaid courier to the address for such party as set out in Section 1.1(a), or Error! Reference source not found., as applicable, and any such notice, delivery or payment so delivered or sent shall be deemed to have been given or made and received on delivery of the same or on the third business day following the mailing of same, as the case may be. Each party may, by notice in writing to the others from time to time, designate an alternative address in Canada to which notices given more than ten (10) days thereafter shall be addressed.

(2)	Notwithstanding the foregoing, any notice, delivery, payment or tender of money or document(s) to be given or made to any party hereunder during any disruption in the service of Canada Post shall be deemed to have been received only if delivered personally or sent by prepaid courier.

16.5	Registration

(1)	Neither the Tenant nor anyone on the Tenant’s behalf or claiming under the Tenant (including any Transferee) shall register this Lease or any Transfer against the Premises. The Tenant may register a notice or caveat of this Lease provided that:

(a)	a copy of the Lease is not attached;

(b)	no financial terms are disclosed;

(c)	the Landlord gives its prior written approval to the notice or caveat; and

(d)	the Tenant pays the Landlord’s reasonable costs and administration fee on account of the matter.

(2)	Upon the expiration or earlier termination of the Term, the Tenant shall immediately discharge or otherwise vacate any such notice or caveat.

16.6	Number, Gender, Effect of Headings

Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders, and words importing persons shall include firms and corporations and vice versa. The division of this Lease into Articles and Sections and the insertion of headings are for convenience of reference only, and shall not affect the construction or interpretation of this Lease.

16.7	Severability, Subdivision Control

(1)	If any Article or Section or part or parts of an Article or Section in this Lease is or is held to be illegal or unenforceable, it or they shall be considered separate and severable from the Lease and the remaining provisions of this Lease shall remain in full force and effect and shall be binding on the Landlord and the Tenant as though such Article or Section or part or parts thereof had never been included in this Lease.

(2)	It is an express condition of this Lease that the subdivision control provisions of the applicable provincial legislation be complied with, if necessary. If such compliance is necessary, the Tenant covenants and agrees to diligently proceed, at its own expense, to obtain the required consent and the Landlord agrees to cooperate with the Tenant in bringing such application.

16.8	Entire Agreement

There are no covenants, representations, warranties, agreements or other conditions expressed or implied, collateral or otherwise, forming part of or in any way affecting or relating to this Lease, save as expressly set out or incorporated by reference herein and this Lease constitutes the entire agreement duly executed by the parties, and no amendment, variation or change to this Lease shall be binding unless the same shall be in writing and signed by the parties. The Tenant acknowledges and agrees that its obligations in this Lease are in addition to and do not derogate from its obligations in any Offer to Lease between the parties, and its obligations in the Offer to Lease shall survive and not merge with this Lease. Where there is direct conflict between the terms of this Lease and the Offer to Lease, the terms of the Lease shall govern, but only to the extent of the conflict.

16.9	Successors and Assigns

The rights and liabilities of the parties shall enure to the benefit of their respective heirs, executors, administrators, successors and assigns, subject to any requirement for consent by the Landlord hereunder.

16.10	Confidentiality and Personal Information

(1)	The contents, terms and conditions of this Lease shall be kept strictly confidential by the Tenant. The Tenant shall not, under any circumstances, discuss or reveal the details of this Lease with any arm’s-length parties including, but not limited to, any other tenants in the Property, prospective tenants, real estate agents or others except the Tenant’s legal and financial advisors, any bona fide Transferee, and except as may be required by law.

(2)	Any Tenant or Indemnifier that is an individual person consents to the collection and use of their personal information, as provided directly or collected from third parties, for the purposes of the Landlord considering the Tenant’s offer in respect of this Lease and determining the suitability of the Tenant or Indemnifier, as applicable, (both initially and on an on-going basis), including the disclosure of such information to existing and potential lenders, investors and purchasers.

16.11	Counterpart

This Lease may be signed by the parties in counterparts and by facsimile or .pdf email transmission, and each such counterpart, facsimile or .pdf email transmission copy shall Constitute an original document and such counterparts, take together, shall constitute one and the same instrument, blinding on the parties, notwithstanding that all of the parties are not signatory to the same counterpart, facsimile or pdf email transmission copy.

1322956 B.C. LTD
Per:

Club Versante Management Ltd.
Per:

Schedule “A” PLAN OF PREMISES

Schedule “B” LEGAL DESCRIPTION

The Property, being, Units 110, 115 & 605 – 8400 West Road, Richmond, British Columbia Richmond, British Columbia is legally described as:

STRATA LOT 2 SECTION 21 BLOCK 5 NORTH
RANGE 6 WEST NEW WESTMINSTER
DISTRICT STRATA PLAN EPS5802

PID: 030-797-705

STRATA LOT 3 SECTION 21 BLOCK 5 NORTH
RANGE 6 WEST NEW WESTMINSTER
DISTRICT STRATA PLAN EPS5802

PID: 030-797-713

STRATA LOT 4, BLOCK 5N, PLAN EPS5802,
SECTION 21, RANGE 6W, NEW WESTMINSTER
LAND DISTRICT

PID: 030-797-721

Schedule “C” EXTENSION RIGHTS

1.	FIRST EXTENSION

(a)	If the Tenant duly and punctually observes and performs the covenants, agreements, conditions, and provisos in this Lease on the part of the Tenant to be observed and performed, the Landlord will, at the expiration of the original Term, at the cost of the Tenant, and at the Tenant’s written request delivered to the Landlord in the manner provided for in this Lease, not later than six (6) months prior to the expiration of the original Term, grant to the Tenant an extension of the original Term for a further period of five (5) year (the “First Extension Period”) commencing on October 15, 2031, upon all of the covenants, agreements, conditions, and provisos contained in this Lease, except this extension and any provisions for Landlord’s work, Tenant’s work, exclusive use, free rent, bonuses, leasehold improvements, or inducements, and except the Basic Annual Rent to be paid during the First Extension Period.

(b)	The Basic Monthly Rent for the First Extension Period will be $15,583.33 plus GST.

2.	SECOND EXTENSION

(a)	If the Tenant duly and punctually observes and performs the covenants, agreements, conditions, and provisos in this Lease on the part of the Tenant to be observed and performed during the First Extension Period, the Landlord will, at the expiration of the First Extension Period, at the cost of the Tenant, and at the Tenant’s written request delivered to the Landlord in the manner provided for in this Lease, not later than six (6) months prior to the expiration of the First Extension Period, grant to the Tenant a further extension of the original Term for a further period of five (5) year (the “Second Extension Period”) commencing on the October 15, 2036, upon all of the covenants, agreements, conditions, and provisos contained in this Lease, except this extension and any provisions for Landlord’s work, Tenant’s work, exclusive use, free rent, bonuses, leasehold improvements, or inducements, and except the Basic Annual Rent to be paid during the Second Extension Period.

(b)	The Basic Monthly Rent for the Second Extension Period will be $15,583.33 plus GST.

3.	The exercise of any extension is solely within the control of the Tenant, and nothing contained in this Lease obligates or requires the Landlord to remind the Tenant to exercise any extension. The Landlord’s acceptance of any future rent for any Extension Period will in no way be deemed a waiver of the Tenant’s requirement to give notice within the time limit specified in clauses 1(a) and 2(a) for extending the original Term.

4.	Any extension of the lease as hereinbefore period is deemed to incorporate all of the terms and provisions of the Lease as modified by this Schedule C, and the parties ratify and confirm all of the terms and conditions of the Lease as so amended. The parties will not be obliged to enter into a separate extension of lease to give effect to this Schedule C but the Tenant will, at the Tenant’s cost, execute a separate extension of lease if required by the Landlord to do so.

Schedule “D” STRATA RIDER

1.	Landlord Obligations – Strata Property Act. The Landlord and the Tenant covenant and agree that, notwithstanding anything to the contrary provided in this Lease, to the extent that the Strata Property Act provides that the Strata Corporation is responsible to perform any of the obligations of the Landlord provided in this Lease including, without limitation, the responsibility for managing and maintaining the Common Areas and common assets of the Strata Corporation, obtaining and maintaining property insurance and obtaining and maintaining liability insurance as provided in the Strata Property Act, the Tenant hereby acknowledges that the Strata Corporation, rather than the Landlord, may perform such obligations, but this acknowledgement does not release the Landlord from any liability to the Tenant arising by reason of any failure by the Strata Corporation or the Landlord to perform any of the obligations of the Landlord provided in this Lease. The Landlord will vote in such manner to support the Strata Corporation in observing and performing each of the obligations of the Strata Corporation which the Strata Corporation is required to perform in accordance with the Strata Property Act and the strata bylaws, all as amended from time to time.

2.	Landlord Covenants. The Landlord covenants and agrees to:

(a)	at all times comply with the Strata Property Act and the strata bylaws in a timely manner;

(b)	provide to the Tenant a copy of all correspondence between the Strata Corporation and the Landlord concurrent with the Landlord’s receipt of such correspondence;

(c)	use commercially reasonable efforts to cause the Strata Corporation during the Term to keep, maintain, and operate the Common Areas in a first class condition as a prudent owner would do; and

(d)	use all reasonable commercial efforts to cause the Strata Corporation to not implement or enforce with respect to the Premises and/or the Tenant and/or against the Tenant, as the case may be: (i) any provisions of the strata bylaws which conflict with (or are inconsistent with) this Lease, whether now or in the future; and (ii) any amendment to the whole or a part of the strata bylaws in any manner which would materially and adversely affect the Tenant’s business operations at the Premises permitted pursuant to this Lease, or its signage, hours of operation, parking rights, ingress to or egress from the Premises, and/or visibility of the Premises to the public.

3.	Tenant Covenants and Acknowledgments. The Tenant hereby covenants, acknowledges and agrees that:

(a)	its use of the Premises will be subject to the strata bylaws provided the strata bylaws do not conflict with the terms of this Lease; and

(b)	any covenant on the part of the Landlord to do anything which requires the consent or cooperation of the Strata Corporation will be construed as a covenant on the part of the Landlord to use commercially reasonable efforts to cause the Strata Corporation to grant the requisite consent.

4.	Strata Charges.

Despite anything to the contrary contained in this Lease, the Tenant shall not be liable to pay or otherwise bear, and the Landlord will pay to the Strata Corporation, on or before the due date for payment thereof, any portion of the instalments on account of Strata Charges that is attributable to the contingency reserve fund of the Strata Corporation or any special levy or similar assessment that may be assessed by the Strata Corporation now or in the future.

5.	Miscellaneous.

(a)	Prior to the commencement of the Term, or such later date as the Tenant may agree to in writing, the Landlord will, at the Tenant’s expense, obtain the consent of the Strata Corporation to the Tenant’s installation of signage on the exterior of the Premises as set out in the plans submitted by the Tenant to the Landlord. The Tenant, acting reasonably, will cooperate with the Landlord in connection with the Landlord obtaining such consents.